Exhibit 99.2

NEWS RELEASE FOR INFORMATION CONTACT:

Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale	Lisa A. Indest
Executive V.P., CFO	V.P., Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Monday, September 14, 2009

GLIMCHER PROVIDES UPDATE ON FINANCING AND CAPITAL RAISING ACTIVITIES

• Modification and extension of credit facility through December of 2011

• Entered agreement to sell Lloyd Center for $192 million

COLUMBUS, OH – September 14, 2009 – Glimcher Realty Trust, (NYSE: GRT), today announced significant progress in its efforts to address its liquidity position.

“We are pleased with the recent progress made in addressing our current liquidity situation” stated Michael P. Glimcher, Chairman and Chief Executive Officer, “We have now received commitments from all necessary lenders on the modification of our credit facility which will give us additional term through the end of 2011 and enhanced flexibility with respect to the key covenants in the facility.   We have also made progress in our de-leveraging efforts as we have now entered into a definitive agreement to sell one of our mall assets.  The transaction would generate approximately $60 million of net proceeds at a reasonable cost of capital in this current environment.”

Modification and Extension of Credit Facility

As previously disclosed, Glimcher has received a term sheet from its lead arrangers, KeyBanc Capital Markets Inc. and Banc of American Securities, for the modification and extension of its current $470 million unsecured credit facility (the “Credit Facility”).  Glimcher launched the syndication process for the facility in early July and as of the date of this release has received all necessary commitments from the lenders on the modification of the Credit Facility.  The term sheet will add an additional one year extension option which would take the maturity through December of 2011.  The initial facility stays at $470 million but includes periodic reductions in commitment amounts throughout the term of the modified Credit Facility.  The modified Credit Facility would also be secured with a first mortgage on all current and future unencumbered assets.

The term sheet modifies several of the key covenants of the facility including reducing the minimum fixed charges, maximum recourse and maximum leverage covenants.  The minimum fixed charges covenant is modified from 1.50 to 1.35, with a further reduction to 1.30 if the Company completes $150 million in asset sales and permanently reduces capacity under the Credit Facility to $350 million.  The amendment increases the maximum recourse debt limitation from 20% of our total asset value (“TAV”) to 27.5% of TAV, assuming the property capitalization rate (used for calculating TAV) is increased from 7.5% to 8.5%.  The facility amendment also increases the maximum leverage covenant from 65% to 72.5%, assuming the property capitalization rate (used for calculating TAV) is increased from 7.5% to 8.5%, with agreed upon reductions to 70% and 67.5% as of March 31, 2010 and March 31, 2011, respectively.  The table below summarizes these three key loan covenants.  The amounts shown in the table are based upon June 30, 2009 amounts with adjustments for the sale of Lloyd Center, annualized impact of the modified credit facility and the transfer of Eastland Charlotte to the lender.

Covenant	Current Facility Requirement	Modification of Current Requirement	Covenant Calculations at June 30, 2009 As Adjusted
Maximum Recourse Debt	20.0%	27.5%	22.0%
Minimum Fixed Charge Coverage Ratio	1.50x	1.35x / 1.30x	1.47x
Maximum Corporate Debt to Total Asset Value	65.0%	72.5%	66.3%

The term sheet also requires that proceeds generated from operating cash flow or capital events be used to reduce outstanding borrowings under the facility and limits distributions on our common shares to the greater of $0.40 per common share annually or the minimum amount required to maintain REIT status.  Pricing on the modified credit facility will increase to LIBOR plus 4.0% with a LIBOR floor of 1.5%.

The modified Credit Facility is subject to lender due diligence, formal documentation and closing requirements and is expected to close in the fourth quarter of 2009.  Full terms and conditions of the facility will be announced at that time.  There can be no assurances that the Company will be successful in completing the extension and modification of the Credit Facility.

Asset Sales

The Company recently entered into an agreement for the sale of its Lloyd Center property, a fully enclosed regional mall located in Portland, Oregon, to Merlone Geier Partners IX, L.P (“Merlone”).  Subject to the terms and provisions of the agreement, the total purchase price to be paid by Merlone for the Lloyd Property is approximately $192 million which would include assumption of the $127.5 million mortgage loan currently in place on the property.  The transaction is expected to generate net proceeds of approximately $60 million to the Company after considering debt assumption and typical closing costs.  These proceeds will be used for general corporate purposes which may include reducing amounts under our Credit Facility.

The transaction is subject to customary due diligence and closing requirements and is anticipated to close in December of 2009.

Funds From Operations

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms.  The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of our performance.

Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”).  The Company uses FFO in addition to net income to report operating results.  FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures.  FFO does include impairment losses for properties held for use and held for sale.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,”  respectively.  Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, impact of competition, impact of future acquisitions and divestitures, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, material changes in our dividend rates on our securities or the ability to pay our divided on our common shares or other securities,  failure of the Company to qualify as real estate investment trust, the impact of changes in tax legislation and, generally our tax position,  termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated (including the failure to complete the sale of our Lloyd Center property described herein), our failure to comply or remain compliant with the covenants in our debt instruments, including, but not limited to, the covenants under our credit facility, failure to complete proposed amendments to our corporate credit facility, bankruptcies of and other failures to perform by lending institutions within our construction loans and corporate credit facility, the failure to achieve estimated sales prices and proceeds from the sale of malls, the failure to achieve earnings/funds from operations targets or estimates, increases in impairment charges, additional impairment charges, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.